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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         DATE OF REPORT: APRIL 29, 1998



                               INSILCO CORPORATION
             (Exact Name of Registrant as specified in its charter)




           Delaware                     0-22098                 06-0635844
           --------                     -------                 ----------
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
incorporation or organization)                            Identification Number)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)
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ITEM 5.  OTHER EVENTS.

On April 29, 1998 Insilco Corporation (the "Company") issued its first quarter earnings release. The Company reported net income of $2.8 million, or $0.66 per share, for its first quarter ended March 31, 1998, on sales of $117.3 million.

The Company said that reported results were not comparable to the prior year results due to the first quarter 1997 divestiture of the Rolodex business unit and its third quarter 1997 refinancing and share repurchase. As a result, the Company is reporting unaudited pro forma results, adjusting for the Rolodex divestiture and the 1997 third quarter share repurchase and debt issuance, as if all had occurred at the beginning of the respective periods.

On a pro forma basis, for the first quarter ended March 31, 1998, net income was $2.8 million, or $0.66 per diluted share, compared to $1.7 million, or $0.40 per diluted share, for the 1997 first quarter. Sales increased 10% for the 1998 first quarter to $117.3 million from $106.5 million in the 1997 first quarter. Operating income increased 4% in the 1998 first quarter to $9.8 million, compared to $9.4 million a year ago.

The Company's press release issued April 29, 1998 is attached as an exhibit and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           Exhibit No.                          Description

              99 (a)         Press release of the Company issued April 29, 1998.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                      INSILCO CORPORATION
                                                  ----------------------------
                                                  Registrant

Date: April 29, 1998                         By:   /s/ David A. Kauer
                                                  ----------------------------
                                                  David A. Kauer
                                                  Vice President and Treasurer

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                                  EXHIBIT INDEX



     Exhibit No.                    Description

     99 (a)       Press release of the Company issued April 29, 1998.

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